Exhibit 99.2
FOR IMMEDIATE RELEASE
Lear Contact:
Mel Stephens
(248) 447-1624
LEAR COMPLETES TRANSFORMATIONAL REFINANCING;
NO SIGNIFICANT DEBT MATURITIES UNTIL 2018
     SOUTHFIELD, Mich., March 26, 2010 — Lear Corporation [NYSE: LEA] announced today that it has successfully completed its previously announced underwritten public offering of $350 million in aggregate principal amount of 7.875% senior unsecured notes due 2018 and $350 million in aggregate principal amount of 8.125% senior unsecured notes due 2020. Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Barclays Capital Inc. and UBS Securities LLC acted as joint book-running managers of the offering.
     Lear used the net proceeds from this offering, together with its current cash and cash equivalents, to repay in full all amounts outstanding under the term loans provided under its first lien credit facility and its second lien credit facility. The principal amounts outstanding under the term loans provided under the first lien credit facility and the second lien credit facility were $375 million and $550 million, respectively.
     “I am extremely pleased with the work and smooth execution of this deal by the Lear team and our investment banking partners. This refinancing is transformational for our Company. Benefits of the refinancing include further strengthening of our balance sheet by reducing Lear’s debt by $225 million, lowering our overall interest costs and extending our only significant debt maturities to 2018 and 2020. Further, this transaction provides Lear with substantial flexibility to invest in our global business and execute on our strategic objectives going forward,” commented Bob Rossiter, Lear’s chairman, CEO and president.
About Lear Corporation
Lear Corporation is one of the world’s leading suppliers of automotive Seating and Electrical Power Management systems. The Company’s world-class products are designed, engineered and manufactured by a diverse team of 75,000 employees at 197 facilities in 36 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at — http://www.lear.com.
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